Contact: Janice McDill, 312.698.6707

janice.mcdill@grubb-ellis.com

Scott D. Peters to Continue as Chairman and CEO of
Grubb & Ellis Healthcare REIT
Will Work Closely with Grubb & Ellis Company on REIT’s Growth Strategies

SANTA ANA, Calif. (July 11, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced that Scott D. Peters will continue to serve as Chairman of the Board of Directors and Chief Executive Officer of Grubb & Ellis Healthcare REIT following his resignation as Chief Executive Officer, President and Director of Grubb & Ellis Company.

“I am excited to be able to devote a greater degree of my attention and energy to continue the growth of the Grubb & Ellis Healthcare REIT,” said Peters. “I look forward to working with Grubb & Ellis Company as the REIT’s sponsor to further expand the nationwide network of broker-dealers that market the Grubb & Ellis Healthcare REIT, and in maximizing stockholder value.”

Grubb & Ellis Healthcare REIT is one of the industry’s fastest-growing public non-traded REITs, according to the Stanger Report, which tracks public non-traded REITs. As of June 20, 2008, it has sold approximately 37.4 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $374 million through its initial public offering, which began in the third quarter of 2006. Approximately $117 million of this equity raise was accomplished in the second quarter of 2008.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and, as of June 30, 2008, has made 36 geographically diverse acquisitions for a total of 109 buildings valued at approximately $790 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

Forward-looking Statement
This press release contains certain forward-looking statements with respect to the further expansion of the nationwide network of broker-dealers that market the company’s securities and the company’s ability to maximize stockholder value.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic, stock market and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.